As filed with the Securities and Exchange Commission on May 14, 1999
                                       Registration No.     333-77841
                                                          -------------
   ====================================================================
                    SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549
                              ---------
                          AMENDMENT NO. 1 TO
                              FORM SB-2
                        REGISTRATION STATEMENT
                                Under
                The Securities Act of 1933, as Amended
                              ---------
                        FULL TILT SPORTS, INC.
          (Exact name of registrant as specified in charter)

          Colorado                      2253                  84-1416864
(State or other jurisdiction   (Primary Standard           (I.R.S. Employer
of incorporation or            Industrial                  Identification No.)
organization)                  Classification Code)

                    5525 Erindale Drive, Suite 200
                   Colorado Springs, Colorado 80918
                            (719) 535-0260
            (Address and telephone number of registrant's
          principal executive offices and place of business)

                     Roger K. Burnett, President
                    5525 Erindale Drive, Suite 200
                   Colorado Springs, Colorado 80918
                            (719) 535-0260
      (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
                        David J. Babiarz, Esq.
                         Neil P. Movitz, Esq.
                    Overton, Babiarz & Sykes, P.C.
                7720 East Belleview Avenue, Suite 200
                      Englewood, Colorado  80111
                            (303) 779-5900
            ---------------------------------------------
   Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.


                   CALCULATION OF REGISTRATION FEE

===============================================================================
Title of each         Amount      Proposed        Proposed        Amount of
class of securities   to be       maximum         aggregate       registration
to be registered      registered  offering price  offering price  fee
                                  per unit

-------------------------------------------------------------------------------
Common Shares,
par value $.001,
for sale by Selling
Shareholders ........ 861,653     $3.69(1)        $3,179,500(1)   $883.90

===============================================================================
            AMENDMENT FILED IN ACCORDANCE WITH RULE 473(a)
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
===============================================================================

------------------------------
     (1)Based upon the average of the closing bid and the asked prices of the Common Shares as of May 13, 1999, in accordance with Rule 475(c) of the Securities Act of 1933.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]
                                            -------------------------
     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of
1933, as amended, check here:    X
                               -----

                     CROSS REFERENCE SHEET

 Showing location in the Prospectus of Information Required by
            Items 1 through 23, Part I of Form SB-2

     Item Number and Caption                      Prospectus Caption
     -----------------------                      ------------------

1.   Front of Registration
     Statement and Outside Front
     Cover Page of Prospectus.....................Cover Page

2.   Inside Front Cover and Outside               Inside Front and Outside
     Back Cover Pages of Prospectus...............Back Cover Pages

3.   Summary Information and Risk Factors.........Prospectus Summary;
                                                  Risk Factors

4.   Use of Proceeds..............................Not Applicable

5.   Determination of Offering Price..............Not Applicable

6.   Dilution.....................................Not Applicable

7.   Selling Security Holders.................... Shareholdings of
                                                  Selling Shareholders;
                                                  Management and Principal
                                                  Shareholders

8.   Plan of Distribution.........................Outside Front Cover
                                                  Page; Plan of Distribution

9.   Legal Proceedings............................Business-Legal Proceedings

10.  Directors and Executive Officers,
     Promoters and Control Persons................Management

11.  Security Ownership of Certain                Shareholdings of Selling
     Beneficial Owners and                        Shareholders; Management
     Management...................................and Principal Shareholders

12.  Description of Securities....................Outside Front Cover Page;
                                                  Description of Securities

                     CROSS REFERENCE SHEET

 Showing location in the Prospectus of Information Required by
            Items 1 through 23, Part I of Form SB-2

13.  Interest of Name Experts and
     Counsel......................................Legal Matters

14.  Disclosure of Commission Position on
     Indemnification for Securities
     Act Liabilities..............................Information Not Required In
                                                  Prospectus - Indemnification
                                                  of Officers and Directors

15.  Organization within Five Years...............Business

16.  Description of
     Business.....................................Prospectus Summary;
                                                  Business

17.  Management's Discussion and Analysis
     or Plan of Operation.........................Management's Discussion and
                                                  Analysis or
                                                  Plan of Operation; Business

18.  Description of Property.....................Business

19.  Certain Relationships and Related
     Transactions................................Certain Relationship and
                                                 Related Transactions

20.  Market for Common Equity and
     Related Stockholder Matters.................Risk Factors; Market for
                                                 Company's Securities;
                                                 Description of Securities
21.  Executive
     Compensation................................Management

22.  Financial Statements........................Financial Statements

23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure........................Not Applicable

Prospectus
                       FULL TILT SPORTS, INC.

                   861,653 Shares of Common Stock


     All of the shares of Common Stock of Full Tilt Sports, Inc. (the "Company"), par value of $.001 per share, are for the account of the selling shareholders. The Company will not receive the proceeds from the sale of any of these shares.

     There is a limited market for the Company's Common Stock. The Common Shares currently trade in the over-the-counter market and are quoted on the NASD Bulletin Board under the symbol "FTSX". On May 13, 1999, the most recent date for which information is available, the closing high bid and low asked price of the Common Shares as quoted in the Bulletin Board, was $3.375 bid and $4.00 asked. (See "RISK FACTORS" and "DESCRIPTION OF SECURITIES").

     The Company anticipates that sales of the Common Shares may be effected from time to time on and after the date of this Prospectus, by or for the account of the holders (the "Selling Shareholders") in negotiated transactions, in the open market or otherwise. Sales may be made by or through broker/dealers, either acting as agent for the Selling Shareholders or for their own accounts. Any commission or other sales expenses will be paid by the Selling Shareholders or the purchasers of Common Shares. The Company will not receive any proceeds from sale of the Common Shares sold by any of the Selling Shareholders. (See "PLAN OF DISTRIBUTION").





THIS OFFERING AND THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. (SEE "RISK FACTORS" AND "DILUTION")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




             The date of this Prospectus is May 14, 1999

===============================================================================
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
===============================================================================

                       ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, 450 5th Street N.W., Washington, D.C. 20549, its Registration Statement on Form SB-2 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, regarding the securities offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement. For further information regarding the Company and the securities offered, reference is made to the Registration Statement and the exhibits filed therewith.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files or will file reports, proxy statements, and other information with the Commission. Information concerning the Company can be inspected and copied at the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549; 500 Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed times. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and other information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                     LIMITED STATE REGISTRATION

     The Company registered or qualified the Common Shares registered herein for sale in a limited number of jurisdictions. As a result, purchasers of the Common Shares may have difficulty selling their Common Shares, should they desire to do so. The Company presently has qualified sale of the Common Shares only in the State of Colorado. Purchasers in this offering will generally be limited to reselling the Common Shares in Colorado, together with other jurisdictions in which the Company may qualify secondary trading of the Common Shares. Information regarding the Company is published in Standard & Poor's Corporation Records beginning approximately April, 1999 to avail itself of the "manual" exemption available in certain states for secondary trading. Notwithstanding such efforts however, purchasers of the Common Shares may have difficulty selling the Common Shares, should they desire to do so.

         SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained herein constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include without limitation statements regarding the Company's plan of business operations and related expenditures. Factors that could cause actual results to differ materially include, among others, the following: acceptability of the Company's products in the marketplace, competition from other apparel manufacturers and distributors, general economic conditions and the overall apparel and accessory industry. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward looking statements. The Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER OF THE COMMON SHARES COVERED BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         TABLE OF CONTENTS


PROSPECTUS SUMMARY..................................................1

RISK FACTORS........................................................3

MARKET FOR COMPANY'S SECURITIES.....................................9

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..........10

BUSINESS...........................................................13

MANAGEMENT.........................................................20

SHAREHOLDINGS OF SELLING SHAREHOLDERS MANAGEMENT AND
PRINCIPAL SHAREHOLDERS.............................................24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................30

DESCRIPTION OF SECURITIES..........................................32

PLAN OF DISTRIBUTION...............................................35

LEGAL MATTERS......................................................35

EXPERTS............................................................35

FINANCIAL STATEMENTS..............................................F-1


INFORMATION NOT REQUIRED IN PROSPECTUS...........................II-3

                         PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. Prospective investors should carefully review the balance of this Prospectus and the exhibits hereto before making an investment in the Securities offered hereby.

The Company

     Full Tilt Sports, Inc. (the "Company") is a Colorado corporation incorporated on June 30, 1997. The Company was organized to manufacture and distribute an apparel line of sportswear capitalizing on the attitude
encompassed in its name "Full Tilt Sports".   The Company completed its initial
capitalization in June, 1998. The Company raised $620,677 in three private placements exempt from the registration requirements of the Securities Act of 1933. Proceeds from those offerings, together with other recent financing, have been used for organization and administration expenses, and working capital for inventory and other operating expenses.

     The Company filed a Form 10-SB Registration Statement pursuant to Section 12 (g) of the Securities Exchange Act of 1934, to register its shares of Common Stock, par value $.001 per share, effective October 23, 1998. As of March 8, 1999, the Company's Common Stock began trading in the over-the-counter market and is quoted on the NASD Bulletin Board under the symbol "FTSX". Prior to that, there was no established trading market for the Common Shares. The Company currently has approximately 110 shareholders.

     The Company has developed a line of casual sportswear for the retail clothing market bearing the trademark and logo "FTS" and/or "Flip The Switch" (the "Apparel Line"). The Company's initial focus has been production of lifestyle and athletic apparel which management intends to be distributed through department stores and sporting goods retail stores. The Company's target market for sales of the Apparel Line is retail purchasers of casual and sports apparel, of both sexes and of all ages. Current products include t-shirts, golf shirts, sweat shirts, hats and fleece items. The Company has very limited revenues to date, as the Company has been in the organizational stage and a only a limited number of apparel items have been distributed for promotional purposes.

     Manufacturers have been engaged to produce initial sample inventories which received favorable reviews from customers and retailers. The Company enhanced the quality of its initial products and retained experienced assistance for future design, manufacturing and sales. Professional athletes have promoted the Company's products and several high profile athletes have executed endorsement contracts with the Company. Additional athletes are negotiating with the Company for such endorsements. The Company's products have been advertised in the media and additional future advertisement has been contracted. The Company had its first order placed by a retailer for distribution and has had the inventory manufactured to fulfill this order, and retail sales of the Company's product began April 5, 1999 in twelve Colorado Sportsfan outlets.

     The Company's executive offices are located at 5525 Erindale Drive, Suite 200, Colorado Springs, Colorado 80918, and its telephone number is (719) 535-0260.

Risk Factors

     This offering involves a high degree of risk. Risk factors involving the Company include lack of operating history, need for additional working capital, dependence on key personnel, acceptance of the Company's products in the marketplace, competition from established manufacturers, dependence on endorsements and advertisement, risks inherent in the retail apparel industry, and inexperience of management. Risk factors relating to the offering include "penny stock" regulation, and limited trading market for the securities offered. (See "RISK FACTORS.")

Summary Financial Information

     The following unaudited information summarizes financial information of the Company at December 31, 1998, for the year then ended, and for the period from inception to December 31, 1997. The information in this table should be read in conjunction with the more detailed financial information contained in Financial Statements appearing elsewhere in this Prospectus, together with MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

                                                        Period from Inception
                                  Year ended            (June 30, 1997) to
                                  December 31, 1998     December 31, 1997
                                  -----------------     -----------------
Statement of Operations Data:

Revenues..........................$ 19,006              $   -0-
Expenses.......................... 189,372                52,547
Other income (Expenses) .            3,122                   (65)
Net income (Loss).................(182,866)              (52,612)

                                  December 31, 1998     December 31, 1997
                                  -----------------     -----------------
Balance Sheet Data:

Working capital ..................$ 95,729              $ 15,105
Total assets...................... 127,173                38,624
Long term debt....................    -0-                   -0-
Shareholders' equity.............. 100,266                17,388
___________________

The Company has paid no dividends since inception.

                            RISK FACTORS

     The purchase of the Common Stock involves a high degree of risk. Prospective investors should carefully consider the following facts, among others set forth in this Prospectus, before making a decision to purchase Common Stock.

     1. Limited Operating History and Revenues. The Company was organized on June 30, 1997, and has a very limited operating history and very limited revenues. Activities to date have been limited to designing, ordering and distributing in a very limited manner the Apparel Line, obtaining endorsement agreements with athletes, organizational efforts and obtaining financing. Activities have also included delivering the Company's first order for inventory, and its products are currently offered for sale by one Colorado retailer. The Company must be considered in the development stage and in the very early phases of its development, embarking upon a new venture.
Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the absence of any prior operating history, need for working capital, lack of market recognition and intense competition. The likelihood of success of the Company must be considered in light of such problems, expenses and delays frequently encountered in connection with the operation of a new business and the competitive environment in which the Company will be operating. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     2. Limited Capitalization and Working Capital. The Company has extremely limited capitalization and is dependent on the proceeds of this offering, achieving profitable operations and receipt of additional financing to continue as a going concern. Prior to the date of this Prospectus, the Company has received approximately $620,000 from investors a substantial portion of which has been spent on operations. This amount does not include
sales of stock to the founding shareholders, officers and directors.   Proceeds
from this offering have been budgeted for a limited period of time and the Company will likely require additional capital from outside sources. If the Company obtains a substantial order, it may require substantial working capital to finance inventory production and accounts receivable. The Company does not expect this to be a problem since deposits are typically received from retailers for large orders, which will decrease the demand for working capital to purchase these orders. Although the Company will endeavor to finance its working capital needs through additional debt or equity financing, there is no assurance that this financing can be obtained on terms acceptable to the Company. The Company does not consider itself a candidate for conventional bank financing due to limited assets and operating history. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     3. Intense Competition. Competition in the apparel industry is intense. Success is often based on the recognition of a manufacturer's name or trademark or relationships between manufacturers and retailers. As the Company is a new entrant in the apparel industry, it has not yet developed name recognition or distribution relationships. The Company's marketing concept, based upon a perceived attitude encompassed in its trademark, is not unique and the Company must expend substantial resources to establish itself as a desirable line of apparel in a competitive market. The Company's business plan envisions expediting this development through endorsement arrangements with professional athletes. However, as these relationships are newly established, there is no assurance the Company's plan will be successful. The Company is only beginning discussions with established retailers to market and distribute its product line. Due to the Company's status as a development stage enterprise, the Company is at a competitive disadvantage with regard to market recognition, financial and personnel resources, compared to its competitors. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     4.   Lack of Assured Source of Production.   In order to obtain an initial
inventory of apparel items, the Company has contracted with independent third parties for production and labeling to its specifications. Due to constraints on working capital, the Company has ordered such items in limited quantities, and has no long-term contract for the production of such items. Items ordered by the Company are generally of standard design and color, distinguished by the Company's logo and labels. While management believes that the Company will have a ready source of materials and manufacturers for its apparel items, there is no assurance that such inventory can be acquired at desired costs and quality standards. The Company has only ordered in very limited quantities to date, and delivery of future merchandise will be subject to financing and production schedules of the manufacturers. The lack of a long-term contract and business relationship with current sources of supply present a risk that the Company may not be able to acquire future inventory to meet demand. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     5. No Assurance of Additional Retail Outlets. The Company's plan of operation contemplates distribution of its apparel items through retail outlets, such as department stores and sporting goods stores located on the front range of Colorado. The Company currently has a firm commitment for distribution with one retailer with multiple stores in Colorado and this retailer has commenced sale of the Company's products. Although the Company has discussed preliminary arrangements for distribution with a number of other retail outlets, it currently has no other firm commitments or contracts for that purpose, except as stated above. As a result, there is no assurance that the Company will have an assured source of distribution for its products. In addition, due to the recent entry of the Company into the retail clothing market, retailers may be reluctant to accept its product pending future demonstration of success.(See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     6. Lack of Market Study. The Company did not commission a formal market or feasibility study with regard to sale of the Apparel Line. Rather, estimates as to sale of the Apparel Line and projected revenues were made by the officers and directors. A formal market study of apparel sales might serve to further refine estimates made by the Company. Due to the cost and delay inherent in obtaining such a market study, the Company has determined to proceed on the basis of its own estimates. However, there is no assurance that the apparel line will be accepted by the public. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     7. No Assurance of Trademark Protection. The value of the Apparel Line will depend to a large degree on name recognition of the Company's trademark, and a substantial effort will be made to exploit the name in marketing the products. The Company has taken steps to ensure that this trademark will be protected and not challenged. These protective steps include use of the trademark in interstate commerce, applying for Federal trademark registration with the U.S. Patent and Trademark Office and registering the trademark with the Colorado Department of State. There is no assurance that registration will be granted or that the Company's use of the trademark will not be challenged. The Company cannot guarantee that a challenge will not arise in the future to the use of the trademark in a particular location. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     8.   Dependence on Professional Athlete Endorsements.   Acceptance of the
Apparel Line will depend to a large degree on the uniqueness and strength of the Company's trademark and concept, anticipated to be provided by endorsement and exposure by high profile professional athletes. These endorsements are expected to give the Company an advantage to compete in the apparel industry. Toward that end, the Company has recently entered into agreements with three members of the Denver Broncos Football Team and a well known former professional baseball player to provide endorsement and advertising on the Company's behalf. These agreements provide for appearances, television and print advertising and other forms of marketing and public relations on the Company's behalf and will continue through calendar year 1999. As the Company has only recently entered into such agreements, the impact on recognition of the Company's name and product remains unknown. However, the Company will undertake efforts to exploit these arrangements in the immediate future. Management also anticipates efforts to obtain contracts with additional high-
profile athletes in the same and other sports.   (See "MANAGEMENT'S DISCUSSION
AND ANALYSIS OR PLAN OF OPERATION")

     9. Dependence on Key Personnel; Lack of Operating Experience. Due in part to its lack of operating history, success of the Company will depend upon the management efforts and expertise of certain of its officers and directors especially, Messrs. Roger Burnett and Joseph DeBerry. These individuals will be responsible for overseeing the production and distribution of the Apparel Line, operation of the business and expansion into additional markets.
However, such individuals have little experience in the operation of a business such as that of the Company. Both of these individuals are former members of professional baseball organizations and have spent a majority of their adult life participating in baseball. Messrs. Burnett and DeBerry may retain the services of outside consultants to assist in management and operation of the business where appropriate. While management believes it has the requisite expertise to operate the Company's business, there is no assurance that those efforts will result in profit to the Company. Further, the loss of any of these individuals could adversely effect the conduct of the Company's business. The Company does not intend to obtain key man insurance on the life of any of its officers or directors. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION")

     10. Lack of Dividends. The Company has paid no dividends on its Common Stock to date, and there are no plans to pay any in the foreseeable future. Initial earnings which the Company may realize, if any, will be retained to finance growth of the Company. Any future dividends, of which there can be no assurance, will be directly dependent upon the earnings of the Company, its financial requirements and other factors. (See "DESCRIPTION OF SECURITIES")

     11.  Preferred Stock Outstanding.   The Articles of Incorporation of the
Company authorized the issuance of a maximum of 5,000,000 shares of preferred stock, par value $.01 per share. The Company recently authorized 150,000 Series A Preferred Shares, of which 50,000 shares have been issued. The Series A Preferred Shares carry a cumulative, preferred dividend of 10% for the first two years, following which the holders are entitled to 3.75% of the net profits of the Company during years three to five. The Series A Preferred Shares are also convertible into the shares of the Company's Common Stock on a one-to-one basis at the option of the holder until the fifth anniversary of the date of issuance, following which the Series A Preferred Shares convert automatically. Profit sharing and dividend privileges inuring to the holder of the Series A Preferred Shares will operate to the disadvantage of holders of the Company's Common Stock so long as Series A Preferred Shares are outstanding. Moreover, the Company has the ability to issue additional shares of Preferred Stock in the future, which terms may include preferences as to voting, dividends and distributions on liquidation. (See "DESCRIPTION OF SECURITIES")

     12. Limited Public Market. Although there presently exists a public market for the Company's Common Shares, there can be no assurance that such a market can be sustained. The investment community could show little or no interest in the Company in the future. The Company's Common Shares are currently traded in the over-the-counter market and are quoted on the Bulletin Board maintained by the NASD. During the period from March 8, 1999, when the Company commenced trading, until May 13, 1999 the date of the most recent sale as of the date of this Prospectus, the average amount of shares traded was 3200 per day. Many broker-dealers acting as market makers for securities traded in the over-the-counter market have ceased trading securities which are not listed in Nasdaq. This concern arises from new rules relating to securities which are not quoted on Nasdaq, which securities are referred to as "penny stocks." Failure of the Company to achieve listing in Nasdaq will likely affect the trading market for its Common Shares in the future. (See "DESCRIPTION OF SECURITIES")

     13.  Regulation on Secondary Trading.   In order to enhance the ability of
Company shareholders to trade the Common Shares in any secondary market which might develop, management published information in Standard & Poor's Corporation Records or other recognized securities manual. Statutes or regulations in most states permit trading in the secondary market for the securities of any entity published in a recognized securities manual. The Company hopes to avail itself of the benefits of that exemption in any secondary market which might develop. However, there is no assurance that such publication will be achieved or that a secondary market will in fact develop. (See "DESCRIPTION OF SECURITIES")

     The Company has registered or qualified the sale of its Common Shares only in the State of Colorado. Accordingly, investors may have difficulty selling their securities outside that state, should they desire to do so.

     14. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

                  MARKET FOR COMPANY'S SECURITIES

     As of March 8, 1999, the Company's Common Shares were traded in the over-the-counter market and were quoted on the NASD Bulletin Board under the symbols "FTSX ". Prior to that, there was no established trading market for the Common Stock. The following table sets forth the range of high and low bid quotations as reported for the Common Shares of the Company, for the period from January 1 to the date of the filing of this Prospectus. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent prices at which actual transactions were effected.

                                        Common Shares
          FISCAL YEAR 1999              High      Low
          ----------------              ----      ---
          First Quarter                 $3.00     $2.00
          (Jan. 1 through March 31)

          Second Quarter                $5.00     $2.00
          (April 1 through May 13)

     The number of record holders of the Common Shares as of the date of this Prospectus was approximately 91, including nominees of beneficial owners. The Company estimates that there are approximately 110 beneficial owners of its Common Shares.

     Holders of Common Shares are entitled to receive such dividends as may be declared by the Company's Board of Directors. No dividends on the Common Shares have been paid or declared by the Company to date, nor does the Company anticipate that dividends will be paid in the foreseeable future.

     As of the date of this Prospectus, a total of 150,000 shares were designated Series A Preferred Stock, of which 50,000 were issued. All of the issued shares have an issue price and preference on liquidation equal to $1.00 per share. The Series A Preferred Shares accrue dividends at the rate of 10% per annum during the first two years following issuance, which dividend is payable in cash and is cumulative. During the third through fifth year in which the Series A Preferred Shares are outstanding, the holders are entitled to 3.75% of the net profits of the Company, also payable in cash. The Company may redeem this preferred stock at any time following notice to the holder for an amount equal to the issue price, plus any accrued but unpaid dividends.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

     Certain statements contained herein constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, without limitation, statements regarding the Company's plan of business operations, potential contractual arrangements, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, the following: acceptability of the Company's products in the retail market place, general economic conditions, tax legislation and the overall state of the retail clothing industry. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

Plan of Operation

     The Company's plan of operation for the twelve months ending December
31, 1999, is to continue efforts to produce superior quality merchandise, gain a market for its products, secure additional endorsements by professional athletes, and to otherwise gain acceptance in the marketplace and establish the long-term viability of its Full Tilt Apparel Line. The Company hopes to generate its first measurable revenues from sale of the Apparel Line in 1999, anticipated to be through retail department stores and sporting goods stores. Major components of that plan of operation include marketing and distribution of the merchandise and production of inventory sufficient to meet the anticipated demand. With the completion of two private placements in the first half of calendar 1998, and the private placement in the first half of 1999, management believes the Company is positioned to continue pursuing its plan.

     The Company has made significant strides in fulfilling it business plan. The Company has entered into Endorsement Contracts with three Denver Bronco football players, a noteworthy former professional baseball player and is in the process of negotiating endorsement agreements with a member of the Colorado Rockies professional baseball team. The Company has arranged for approximately $100,000 worth of advertising in exchange for merchandise and endorsements by the Bronco players. The Company has obtained an additional employee for sales development, and has entered into agreements with two companies to provide services in manufacturing, distribution and sales. The Company's product line has been increased with the addition of superior quality apparel. Of most importance, the Company has secured its first order for merchandise from a retailer specializing in sports apparel and accessories. The Company anticipates that the revenue from anticipated sales, along with proceeds from the private placement currently being offered, and its existing cash assets will be sufficient for the Company's operations for the next twelve months.

     The Company no longer plans to actively purse construction of a sports facility in order to preserve its working capital to further its objective of manufacturing, promoting and distributing its products. Therefore, the Company has no plans for third party financing to construct a sports facility. The

Company may in the future consider this objective, but has no present plans concerning a sports facility.

Liquidity and Capital Resources

      Total shareholder's equity increased from $17,388 at December 31, 1997 to $100,266 as of December 31, 1998. From fiscal year end December 31, 1997 to December 31, 1998, the working capital of the Company increased an aggregate of $80,627. At December 31, 1998, the Company had working capital of $95,732, consisting of $122,639 of current assets and $26,907 of current liabilities. Coupled with the proceeds of the private placements completed subsequent to fiscal year end, management believes the Company has sufficient liquidity and capital to meet its requirements for the next 12 months.

     The Company completed two private placements during the twelve months ended December 31, 1998, and raised approximately $270,000. In April, 1998, the Company sold 50,000 shares of a newly created series of Preferred Stock to a single, accredited investor in a transaction exempt from the registration requirements of the 1933 Act. The Series A Preferred Stock was issued at a price of $1 per share and maintains a preference in liquidation over the Common Stock equal to $1 per share, and pays dividend of 10% per annum. The holder of the Preferred Stock will also share in any profits of the Company beginning 2 years after issuance, if not sooner converted.

     The Company also completed a private placement to a small group of investors pursuant to Regulation D, Rule 504 of the 1933 Act. The Company sold an aggregate of 21,140 units ("Units") for aggregate gross proceeds of $211,400 in an offering which was completed June, 1998. Each Unit sold in the offering consisted of 10 shares of Common Stock and 5 Common Stock Purchase Warrants (the "Warrants"). Each Warrant, in turn, enabled the holder to acquire an additional share of Common Stock for an exercise price of $1.50 per share through and including April 30, 1999. As a result of these two offerings, the Company received $269,333 from financing activities, which offset the $189,459 in cash used in operations during the year.

     The Company just conducted an offering through a private placement pursuant to Regulation D, Rule 505 of the 1933 Act. The offering of up to 500,000 shares of Common Stock of the Company, with an offering price of $1.50 per share, was offered to qualified individuals and entities on a best efforts basis. The proceeds of the offering are to be utilized for working capital and acquisition of inventory. The offering expired March 20, 1999, and the Company raised $360,000.

     The Company's liquidity is high relative to its needs, with total current assets as of December 31, 1998 comprised of $101,716 in cash, $10,303 in accounts receivable, and $10,037 in inventory, since it has not yet incurred significant expenses or cash outlays in the promotion or production of its products. However, the Company's expenses are expected to increase as the Company engages in increased marketing and promotion of its products. It is also anticipated that cash requirements for inventory will increase as orders for the Company's products are received.

     The Company shall attempt to conserve its cash by making payments in stock in limited circumstances. The Company has used stock to compensate the professional athletes who endorse the Company's products and will use stock in the future for such compensation when deemed in the Company's best interest. Partial compensation for employment, manufacturing and sales services agreements and advertisement have been in the form of stock. However, to meet the anticipated cash demands for the purchase of inventory, the Company is negotiating for a line of credit, which shall also be useful to demonstrate the financial strength of the Company to potential purchasers of its products.

     The Company's operations presently continued to use rather than provide cash. During the twelve months ended December 31, 1998, the Company used $189,459 in cash. Nonetheless, management is of the opinion that the Company has sufficient working capital to continue for the next twelve months. Thereafter, additional cash shall be required and the Company contemplates a possible public offering to meet that objective. Therefore, the Company will remain dependent on obtaining additional assets and achieving profitable operations and/or obtaining additional debt or equity financing to continue as a going concern.

Results of Operations

     During the fiscal year ended December 31, 1998, the Company realized a net loss of $182,866 (or $0.06 per share) on revenues of $19,006, compared to a net loss of $52,612 and no revenue for the fiscal year ended December 31, 1997. Revenues increased from the prior fiscal year 1997 due to sale of the Company's products at several promotional events and sales to individuals, as well as the Company being relatively inactive during the prior fiscal year.

     The Company was incorporated and started operations on June 30,1997. Accordingly, the fiscal year ended December 31, 1998 is compared to the period ended December 31, 1997, which is a six-month period from June 30, 1997 (date of inception) through December 31, 1997. As the prior period was of a shorter duration and the Company was relatively inactive during this period, expenses during the prior period were significantly less than during the latter period.

      During the prior fiscal year, the Company was only engaged in developing its product, exploring manufacturing options and test marketing its product.
In fiscal year 1998, the Company became more aggressive in product promotion, as reflected in the significant increases in advertisement and promotion expenses. Advertising increased from $350 to $25,922 in fiscal year 1998.
This increased advertising expense was due primarily to radio advertisements. Promotional expenses increased from $0 to $20,636 during this period as well. Expenses for sponsorship to promote the Company's products increased from $0 to $5,287 in the latter fiscal year. These increased expenses associated with advertisement and promotion are considered by management to be normal anticipated start-up costs associated with selling a new product line in the retail market.

     Expenses associated with overhead also increased from the prior fiscal year. This increase was anticipated as the Company was relatively inactive during the prior period. Administrative services increased approximately
$27,500 from the prior fiscal period.   During the prior period, the Company's
employees were only working part time. Therefore, salaries increased from $20,000 to $60,000 during the later period as full time employment was implemented. Professional fees increased from $8,476 in the former fiscal year to $24,442 in 1998 due to costs associated with the two private placements and Commission filing requirements These additional expenses in the latter period caused the Company to have a net loss before taxes of $182,866 for fiscal year 1998 compared to net loss of $52,612 for the prior fiscal year, when the Company's activities were limited.

     Management anticipates that the Company will continue losses until such time, if ever, the Company generates revenues from retail sales in an amount adequate to cover cost of goods and expenses.

                              BUSINESS

General
-------

     Full Tilt Sports, Inc. (the "Company") is a Colorado corporation incorporated on June 30, 1997. The Company was organized to manufacture and distribute an apparel line of sportswear capitalizing on the attitude
encompassed in its name "Full Tilt Sports".   The Company completed its initial
capitalization in June, 1998. The Company raised $620,677 in three private placements exempt from the registration requirements of the Securities Act of 1933. Proceeds from those offerings, together with other recent financing, have been used for organization and administration expenses, and working capital for inventory and other operating expenses.

     The Company filed a Form 10-SB Registration Statement pursuant to Section 12 (g) of the Securities Exchange Act of 1934, to register its shares of Common Stock, par value $.001 per share, effective October 23, 1998. As of March 8, 1999, the Company's Common Stock began trading in the over-the-counter market and is quoted on the NASD Bulletin Board under the symbol "FTSX". Prior to that, there was no established trading market for the Common Shares. The Company currently has approximately 110 shareholders.

Description of Business
-----------------------

     The Company has developed a line of casual sportswear for the retail clothing market bearing the trademark and logo "FTS" and/or "Flip The Switch" (the "Apparel Line"). The Company's initial focus has been production of lifestyle and athletic apparel which management intends to be distributed through department stores and sporting goods retail stores. The Company's target market for sales of the Apparel Line is retail purchasers of casual and sports apparel, of both sexes and of all ages. Current products include t-shirts, golf shirts, sweat shirts, hats and fleece items. The Company has very limited revenues to date, as the Company has been in the organizational stage and a only a limited number of apparel items have been distributed for promotional purposes. Activities to date have been limited to the manufacture of sample products, test marketing, advertising, promotional distribution,
obtaining endorsement contracts and contacting potential  distributors.   The
Company must be considered in the promotional stage and in the very early phases of its development, embarking upon a new venture. Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the absence of any prior operating history, need for working capital, lack of market recognition and intense competition. The Company operates exclusively in one industry, the retail apparel industry.

     The design of the Company's current products has been developed through product research by the Company. For future product design, the Company has retained the services of Fine Products, Inc. and Majestic West Custom Embroidery & Screenprinting. These companies have experience in the retail industry and will assist the Company in designing and manufacturing products to specifications that are desirable in the marketplace. These companies will further assist the Company in determining the pricing of the its products to insure competitive pricing.

     To date, the Company has taken significant steps toward achieving its goals, although it is not yet generating profit. These steps include
developing an appealable logo and trademark.   Manufacturers have been engaged
to produce initial sample inventories which received favorable reviews from customers and retailers. The Company enhanced the quality of its initial products and retained experienced assistance for future design, manufacturing and sales. Professional athletes have promoted the Company's products and several high profile athletes have executed endorsement contracts with the Company. Additional athletes are negotiating with the Company for such endorsements. The Company's products have been advertised in the media and additional future advertisement has been contracted. The Company had its first order placed by a committed retailer for distribution and is in the process of obtaining additional commitments.

     Production     As with most apparel companies of the size of the Company, the Company does not manufacture its products itself, but contracts with independent third party manufacturers to produce its products as a private label. This allows the Company to preserve its working capital by not having to acquire manufacturing equipment, although this may result in higher costs for inventory and less profit than if the Company performed the manufacturing itself. However, the Company does plan to eventually manufacture the products itself in order to increase its profit margins when demand exists and working capital permits.

     Presently, the Company is dependant on the third party manufacturers and there can be no assurance of a continued supply of products. However, as there are many different alternative manufacturers and alternative product supplies available, the Company is confident that an adequate supply of its products will be able to be maintained in order to meet market demands.

     The Company initially produced a sample inventory of the Apparel Line of approximately 50 dozen items with its trademark logo. These items include t-shirts, golf shirts, sweat shirts, caps and fleece items. The Company engaged the services of independent third party manufacturers to manufacture this sample inventory which consisted of existing styles and colors. After manufacturing, the items were shipped to another party who embroidered or silkscreened the Company's logo onto the item, and added the Company's label.

     After the initial sample inventory was manufactured and the Company received favorable responses from potential retail buyers and consumers, the Company engaged the services of additional third party manufactures to produce additional merchandise of superior quality, including approximately 60 golf shirts, 100 fleece items, 1000 hats, 1000 t-shirts and mock t-shirts and a samples of windshirts. All of these items were of superior quality than the initial sample inventory. Certain items, such as t-shirts, were of existing styles and colors available from the manufacturers. Other items such as caps and some fleece items were custom made to the Company's design and specifications.

     In the future, only final product inventory will be produced. The final product inventory shall be produced directly for the Company by one or more manufacturers who are capable of producing all items required by the Company and to the Company's specifications. The items shall be of a higher quality, superior to the quality of the initial sample inventory and shall be produced with the Company's logo and label. The Company is in the process of arranging for these manufacturers to produce its initial orders of inventory of the

Company's final product. Future inventories may be expanded to include additional casual and athletic apparel and accessories, as determined by consumer demands.

     Manufacturers typically deliver their merchandise between four and six weeks after an order is placed. The manufacturers usually require payment within 30 days of delivery. The Company has sufficient working capital to make payments for the initial planned orders. Sportsfan, the first retailer placing an order for the Company's products, has agreed to make payment for its orders
30 days from delivery.   Payment arrangements with future retailers will vary
depending upon the size of the order. Larger orders may require a deposit which will assist the Company in making payments to the manufacturers and preserving working capital. Department stores typically make large orders four to six months in advance at trade shows. There is a risk that the Company may not have sufficient working capital to obtain adequate inventory.

     The Company does not have a contract with any manufacturer for continued supply, but will place individual orders for inventory as needed. While management believes that the Company will have a ready source of materials and manufacturers for its apparel items, there is no assurance that such inventory can be acquired at desired costs and quality standards. The lack of a long term contract and business relationship with current sources of supply present a risk that the Company may not be able to acquire future inventory to meet demand.

     Marketing      Management of the Company believes that marketing and
future sales of the Apparel Line depend to a large degree on the uniqueness and attraction of the Company's trademark and concept. Marketing efforts to date have included distribution of promotional apparel items to professional athletes such as members of the Denver Broncos football team and Colorado Rockies professional baseball team, sales at sports events such as golf tournaments, promotion through personal contacts of the management of the Company and sponsorship of sports teams who use promotional clothing items. Radio advertisements have been broadcast for several months on a syndicated radio show on over 200 AM and FM radio stations nationally. All of these efforts are designed to develop market recognition of the Company's trade name and logo.

     Future marketing is anticipated to be centered on endorsement and exposure
by high profile professional athletes.   As of January 2, 1999, the Company has
entered into Personal Services Endorsement Contracts with Bill Romanowski, Ed McCaffrey and Rod Smith, football players with the Denver Broncos Professional
Football Team.   As of March 2, 1999, the Company entered into a Personal
Services Endorsement Contract with Rick "Goose" Gossage, a former professional baseball player and potential candidate for induction into the Baseball Hall of Fame. The initial term of these agreements are for one year and require these athletes to provide appearances on behalf of the Company and to otherwise endorse the Company's products through various appearances in the media and at promotions, including providing autographs. The Company believes these athletes will appeal to both distributers and consumers. Several professional athletes with the Broncos Professional Football Team have made appearances on national television wearing the Company's products. Appearances have been made on ESPN, ESPN II, Fox Sports, and CNBC. Additional appearances have been made on local news stations including channels 4 and 9 in Denver and channels 11 and 13 in Colorado Springs.

     The Company is also in the process of entering into an endorsement contract with Mike DeJean, a baseball player with the Colorado Rockies Professional Baseball Team. The Company has contacted, and will continue to contact, as many other professional athletes as possible, to give them complimentary items and encourage their wear and use in a highly visible manner.

     The Company has employed Robert (Bobby) Stephenson as Vice President of Sales and Marketing, effective January 2, 1999. Mr. Stephenson will provide services to the Company to enhance sales and promotion of the Company's products, including special events and trade shows. Mr. Stephenson's employment contract is for a one year term commencing January 2, 1999, which shall be automatically renewed for additional terms unless terminated by the Company or Mr. Stephenson.

     Additional future marketing, subject to available working capital, will be made through advertising mediums such as television, print, catalogue distribution, Internet and a toll free telephone number for order intake. A catalogue has been planned for initial distribution in the Colorado Springs area, that will allow for direct purchase of the Apparel Line from the Company. The Company is presently completing design and lay-out of its first catalogue, which will carry the Company's complete line and provide for placement of orders through a toll free telephone number. The Company is in the process of having a Web Site deigned for Internet advertising on personal computers logged onto the Internet. The Web Site will be initially for advertisement only, but may be used for taking orders at a later time.

     As the Company is seeking to limit its cash expenditures where ever possible, the Company is attempting to enter into agreements whereby advertisements are provided in exchange for merchandise and appearances by the athletes. On February 28, 1999 the Company entered into an agreement with radio stations, whereby the Company will receive advertising in exchange for merchandise and professional athlete appearances.

     Distribution   The Company's present method of distribution has been
of the sample inventory, as promotional gifts to members of numerous professional sports teams nationwide, sales and promotional gifts to personal contacts of the Company's management, sales at sporting events such as golf tournaments, and sales to sports teams such as soccer teams and clubs. In addition, items are provided to the sports teams and clubs for promotion of the Company. Approximately 30 dozen items of the sample inventory have been sold and 30 dozen items have been distributed as promotional items, primarily in the Colorado Springs and Denver metropolitan areas.

     The Company's future distribution plans are for the Apparel Line to be distributed primarily through department stores and retail sporting goods
stores.   The Company has already contacted the buyers for several retail outlets such as Gart Sports, Just for Feet, Nordstrom's and Dillard's department stores, and has received favorable responses. Management has been advised that such buyers are interested in its products subject to review of the final inventory of the Apparel Line and if sufficient advertisement is provided by the Company.

     As of fiscal year end December 31, 1998, the Company had not entered into any agreements with retailers, nor had any orders placed for merchandise. However, effective April 2, 1999, the Company has entered into an agreement for an order of merchandise with Sportsfan, a retailer of professional sports team merchandise and other sports apparel and accessories with several locations in Colorado. The Company expects that payment shall be made by Sportsfan 30 days after delivery of the products by the Company. The products went on sale in the Sportsfan stores on April 4, 1999. Sportsfan has 10 stores in Colorado, one store in Wyoming and one store in Arizona. The Company plans media coverage on television and radio of its product debut. This is the first major order of the Company's merchandise.

     The Company anticipates distributing a catalogue for direct sales, initially in the Colorado Springs area and then nationwide if favorable results are achieved. The catalogue may include pictures and descriptions of the Company's apparel line products and instructions to place orders. A toll free telephone number may be provided, which customers can telephone to place
orders, or orders may be made through the mail.   The  catalogue customers may
then be billed directly for the desired items and the items may be shipped directly to the customer.

     While the Company has a firm commitment for distribution with one retailer, there is no assurance that the Company will have an assured source of distribution for its products. In addition, due to the recent entry of the Company into the retail clothing market, retailers may be reluctant to accept its products pending future demonstration of consumer demand and a ready source of inventory.

     Trademark   The Company has developed the word and logo trademark "FTS"
and "Flip The Switch" with stylized lettering that they believe portrays an aggressive sports attitude. The Company would like to capitalize on the popularity of similar sports slogans, such as "No Fear" and Nike's "Just Do
It".   Therefore, the value of the  Apparel Line will depend to a large degree on name recognition of the FTS and Flip The Switch trademarks, and a substantial effort will be made to exploit the names and logo in marketing the products. The Company has taken what it believes are appropriate steps to ensure that these trademarks will be protected and not challenged. These protective steps include use of the trademark in interstate commerce, applying for federal trademark registration with the U.S. Patent and Trademark Office (the "PTO) and registering the trademark with the Colorado Department of State. The Company has applied for trademark registration with the PTO for the Company's logo and for the words "Flip The Switch", "FTS" and "Full Tilt".

     To apply for federal registration, the Company must first use the word or logo trademark in interstate commerce or commerce between the U.S. and another country. Before issuing a federal registration, the PTO determines whether there would be a conflict with an existing word or logo. If a conflict is determined to exist, the word or logo trademark application may be rejected by the PTO. A conflict exists when there would be a likelihood of confusion, that is, whether relevant consumers would be likely to associate the goods or services of one party with those of another party. To find a conflict, the word or logo trademark need not be identical, and the goods do not have to be the same. There are no assurances that the Company's logo trademark application will be accepted.

     Once the word or logo trademark is registered with the PTO, the Company is presumed to be the owner of the trademark for the goods and services specified in the registration, and to be entitled to use the trademark nationwide. The U.S. registration provides protection only in the United States and its territories. To obtain protection in other countries, the trademark must be registered in those counties. The federal trademark registration is good for ten years, but can be renewed.

     The Company has filed its corporate name "Full Tilt Sports" with the State of Colorado Secretary of State. This filing protects the name from registration by any other parties in Colorado. This registration, along with the use of the trademark, provides some protection of the Company's use of the trademark in Colorado.

     The Company has made use of the trademark in Arizona, Colorado and Texas through distribution of the Apparel Line in those states. The Company has also used the trademark in interstate commerce by manufacturing and distributing the Apparel Line between several states.

     The registration and use of the trademark does not assure that other prior users of the trademark do not exist. If a prior user exists, that user may request a court-ordered injunction prohibiting the Company's use of the trademark in that locale in a manner that conflicts with the prior user. However the federal registration of the trademark will protect the Company's use of the trademark in all other locations in the United States and its territories.

     Research and Development      The Company did not commission a formal
market or feasibility study as part of its research and development in regard to sale of the Apparel Line. Due to the cost and delay inherent in obtaining such a market study, the Company has determined to proceed on the basis of its
own estimates.   Estimates as to sale of the Apparel Line, and projected
revenues were made by officers and directors. The Company designed the initial inventory of products after consulting with various manufactures and
distributors.   The Company has distributed the sample inventory of the Apparel
Line through sales and promotions, and has received a favorable response as to the acceptability of the Apparel Line in the marketplace and that items will be sold, and refined latter inventories accordingly. Future design of products shall be made with the assistance of companies specializing in design,
manufacturing and sales of  this type of product.   However, there is no
assurance that the Apparel Line will be accepted by the public.

     Employees      As of the date of this Prospectus, the Company employed
three individuals, two of whom are also officers and directors of the Company. Roger Burnett, President and Joseph DeBerry, Vice President currently serve on a full-time basis and are responsible for day-to-day operation of the Company and the marketing, production and distribution of the Apparel Line, as well as strategic planning and expansion of the Company's business.

     Messrs. Burnett and Joseph DeBerry currently serve pursuant to one year employment agreements executed with the Company effective September 1, 1998. Each of these individuals will be compensated at the rate of $30,000 per annum, plus health insurance and other benefit plans maintained for the benefit of all employees of the Company. Shares of Common Stock of the Company has also been issued to these individuals in lieu of a salary of salary in an effort to minimize cash expenditures by the Company.

     As of the date of this Prospectus, the Company entered into an employment agreement with Bobby Stephenson for the position of Vice President of Sales and Marketing. Mr. Stephenson will provide services to enhance the sales and marketing of the Company's products and merchandise, and will be compensated with an annual salary of $48,000, plus commissions and 80,000 shares of Common Stock of the Company.

     The Company does not expect any additional significant changes in the number of employees over the next twelve months. Manufacturing will be contracted to outside entities. From time-to-time, the Company also engages the services of outside consultants to assist in the Company's business, including attorneys, accountants, and marketing and advertising personnel. The Company may engage the services of additional individuals in the future as the needs of its business dictate and the financial resources of the Company permit.

Legal Proceedings
-----------------

     No material legal proceedings to which the Company (or any of its officers or directors in their capacities as such) is a party or to which the property of the Company is subject is pending and no such legal proceeding is known by management of the Company to be contemplated.

                             MANAGEMENT

     The following individuals presently serve as officers and directors of the Company.

Name                     Age       Position
----                     ---       --------

Roger K. Burnett         29        President, Chief Executive Officer,
Chief                              Financial Officer and Director

J. Fisher DeBerry        60        Executive Vice President and Director

Joseph F. DeBerry        28        Vice President,
                                   Secretary, Treasurer and  Director

Bill M. Conrad           42        Director

Raymond E. McElhaney     42        Director


     Messrs. Burnett, Joseph DeBerry, J. Fisher DeBerry, Conrad and McElhaney should be considered "founders" and "parents" of the Company (as such terms are defined by rule under the Securities Exchange Act of 1934, as amended), inasmuch as each has taken initiative in founding and organizing the business of the Company.

     Messrs. Burnett, and Joseph DeBerry presently serve the Company pursuant to written employment contracts, effective September 1, 1998, for a term of 12 months, which shall continue thereafter on a year to year basis, unless terminated by the Company or employee. Mr. Fisher DeBerry serves at the will of the Board of Directors. All of the directors are currently serving a term of office until the next annual meeting of shareholders and until their successors are duly elected and qualified, or until they resign or are removed. Each of the foregoing individuals has served in his current position since the Company's inception in June, 1997.

     The following represents a summary of the business history of each of the foregoing individuals for the last five years:

     ROGER K. BURNETT.   Mr. Burnett graduated from Stanford University, in
Palo Alto, California, with a Bachelor of Arts in Business, where he was a two time Collegiate All-American at shortstop. From 1991 to 1995, Mr. Burnett was a member of the New York Yankees farm organization, playing short stop at the
Single A and Double A level of that organization.   From 1996 until inception
of the Company, Mr. Burnett worked on researching and developing the concept and feasibility of the Company.

      In his position as President, Mr. Burnett will be responsible for overseeing all of the Company's activities and strategic planning for future development.

     J. FISHER DeBERRY. Fisher DeBerry has been the head football coach for the Air Force Academy in Colorado Springs for fourteen years. In that capacity, he oversees a staff of assistant coaches, and together with the athletic director and university president, is responsible for all decisions affecting the football team. During his tenure with the Air Force Falcons, Mr. DeBerry has compiled a record of 104 wins and 56 losses, eleven of his thirteen teams having achieved a winning record and nine receiving a bowl bid. Prior to his position as head football coach, Mr. DeBerry was an assistant from 1980 to
1983.   Mr. DeBerry will assist in marketing and program development for the
Company.

     JOSEPH F. DeBERRY. Mr. DeBerry also played professional baseball from 1991 to 1995, as a member of the Cincinnati Reds and New York Yankees farm organizations. His most recent position was with the Kansas City Royals Double A farm organization, which he concluded early in 1997. During his two year assignment with the Yankees organization, Mr. DeBerry was responsible for establishing and overseeing weekly baseball camps with local area youths in Albany, New York. Mr. DeBerry attended college at Clemson University where he was twice named to the College All-American baseball team and participated in the 1991 College Baseball World Series. Prior to that, he was a stand-out athlete at Air Academy High School in Colorado Springs.

     As Vice President of the Company, Mr. DeBerry will be in charge of marketing, production and other day-to-day operations of the Company.

     BILL M. CONRAD.     Mr. Conrad is active in a number of business
endeavors, where he serves primarily in the area of corporate finance. He is presently vice-president, secretary, treasurer and a director of Wallstreet Racing Stables, Inc., a publicly traded Colorado corporation engaged in the acquisition, training, racing and sale of thoroughbred race horses. He has occupied that position since 1995. Mr. Conrad is the vice president of privately-held MCM Capital Management, Inc., a financial public relations company. From 1989 to early 1997, Mr. Conrad was the vice president of corporate development, secretary and a director of Consolidated Capital of North America, Inc., a publicly traded corporation at that time engaged in the real estate business.

     RAYMOND E. McELHANEY.    Mr. McElhaney also has a diverse business
background. He is presently president and a director of Wallstreet Racing Stables, Inc. He is also president of MCM Capital Management and was the president of Consolidated Capital of North America, Inc. from its inception in 1987 to 1997.

     Joseph DeBerry is the son of J. Fisher DeBerry. No other family relationships exist between any of the officers and directors of the Company.

Compensation

     The following table is a summary of the compensation paid to all executive officers of the Company during the period from inception of the Company, June 30, 1997, to the end of the fiscal year, December 31, 1998. No other executive officer receives compensation of any kind. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARs any other compensation paid to the executive officers.

Name and Position                    Year                     Salary
-----------------                    ----                     ------

Roger K. Burnett                     1997                     $10,000
President, Chief Executive Officer,  1998                     $30,000
and Chief Financial Officer

Joseph F. DeBerry                    1997                     $10,000
Vice President, Secretary            1998                     $30,000
and Treasurer

     Each of Messrs. Burnett and Joseph DeBerry presently serve the Company pursuant to one year employment contracts effective September 1, 1998. Pursuant to those contracts, each individual is entitled to annual compensation in the amount of $30,000. Each individual is also entitled to participate in health insurance and other benefit plans maintained for the employees of the Company, and to be reimbursed for reasonable out-of-pocket expenses incurred on behalf
of the Company.   The employment agreements may also be terminated by the
Company for cause, or by the employee upon not less than sixty days advance written notice. Such individuals are also entitled to participate in the Non-Qualifying Stock Option and Stock Grant Plan discussed below.

     Employees receive no additional compensation for their services as directors of the Company. Directors are not currently compensated, although each is entitled to be reimbursed for reasonable and necessary expenses incurred on behalf of the Company. The Company reserves the right to enter into compensation arrangements with its directors in the future.

     Stock Option Plan        The Company has adopted a Non-Qualified Stock
Option and Stock Grant Plan (the "Plan") for the benefit of key personnel and others providing significant services to the Company. An aggregate of 2,500,000 shares of Common Stock has been reserved for issuance under the Plan.

     The Plan is administered by the Board of Directors, which selects optionees and recipients of any stock grants, the number of shares and the terms and conditions of any options or grants to key persons defined in the Plan. In determining the value of services rendered to the Company for purposes of awards under the Plan, the Board considers, among other things, such person's employment position and relationship with the Company, his duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendation by supervisors and the value of comparable services rendered by others in the community. All options granted pursuant to the Plan are exercisable at a price not less than the fair market value of the shares of Common Stock on the date of grant. As of the date of this Prospectus options for 1,030,000 Common Shares were issued under the Plan.

     There is no taxable income to an optionee as a result of the grant of a Non-Qualified Stock Option unless the grant is at less than fair market value. However, an optionee incurs taxable income upon the exercise of a Non-Qualified Stock Option based on the difference between the fair value of the stock at the time of exercise and the exercise price. The Company is not entitled to a tax deduction upon the grant of a Non-Qualified Stock Option, but is entitled to a tax deduction upon exercise corresponding to the optionee's taxable income.

         SHAREHOLDINGS OF SELLING SHAREHOLDERS, MANAGEMENT
                     AND PRINCIPAL SHAREHOLDERS

     As of the date of this Prospectus, there were a total of 3,690,779 shares of Common Stock of the Company and 50,000 Series A Preferred Shares of the Company outstanding, the only classes of voting securities of the Company currently outstanding. The Common Stock and the Series A Preferred Shares vote together as a single class, and each share is entitled to one vote.

     The following tabulates holdings of Common Stock of the Company by each person who holds of record or is known by management of the Company to own beneficially more than 5% of the voting securities outstanding and, in addition, by all directors and officers of the Company individually and as a group. There are no officers or directors who own Preferred Stock and no holders of Preferred Stock of the Company who own beneficially more than 5% of the voting securities outstanding, and the table does not reflect up to 2,500,000 shares of Common Stock underlying the Company's Stock Option Plan, of which options for 1,030,000 Common Shares were issued. There are no officers or directors that are holders of Warrants, and therefore the table does not reflect 105,700 shares of Common Stock underlying Warrants currently exercisable at a price of $1.50 until April 13, 2000. The shareholders listed below have sole voting and investment power. The address of each of the beneficial owners, officers and directors is 5525 Erindale Drive, Suite 200, Colorado Springs, Colorado 80918. All ownership of securities is direct ownership unless otherwise indicated.

Name                         Number        Percent of    Percentage of
----                         ------        ----------    -------------
                             of Shares     Voting        Voting Securities
                             _________     ------        -----------------
                                           Securities    After Offering(13)
                                           ----------    ------------------
Officers and Directors:
-----------------------

Roger K. Burnett(1,2)        877,618       22.56%        22.56%
Joseph F. DeBerry(1,2)       862,618       23.37%        23.37%
J. Fisher DeBerry(1,3)       825,000       22.20%        22.20%
Bill M. Conrad(1,2,4)        449,591       11.56%        11.56%
Raymond E. McElhaney(1,3,4)  238,524        6.42%         6.42%

All Officers and Directors
as a Group (5 persons)     3,253,351       86.11%        86.11%
--------------------------

Selling Shareholders:
---------------------

Michael A. Gould and          10,000           *             0%
Kathleen D. Gould(5)

Michael D. Arnold             14,000           *             0%

Thomas J. Grisbaum and        14,334           *             0%
Patricia A. Grisbaum(5)

Doris E. Hill-Ketterer         5,000           *             0%

John T. Altizer, Jr.           5,000           *             0%

Cecil T. Ketterer              5,000           *             0%

Steve W. Holt and             10,000           *             0%
M. Paige(5)

Spendend LLC                  20,000           *             0%

The Axtell Living Trust       15,000           *             0%

Michael B. Perdue and         13,334           *             0%
Virginia L. Perdue(5)

Jonathan B. Geurin and        10,000           *             0%
Linda L. Geurin(5)

James W. Grimm                 5,000           *             0%

Michael T. Benson              7,000           *             0%

Robert A. Gibson               5,000           *             0%

Shelly Schwartzel             10,000           *             0%

Everett J. Hollister and       5,000           *             0%
Joyce H. Hollister(5)

Mitch Burroughs(6,7)          21,250           *             0%

Richard F. Tenuta              5,000           *             0%

Trevis D. Umble               15,000           *             0%

Thomas L. Mally and            5,000           *             0%
Amy L. Mally(5)

Jim Johnson and                5,000           *             0%
James L. Johnson(5)

Tom Calvin                     6,667           *             0%

Billy R. Hill and              3,000           *             0%
Karen A. Hill(5)

Privette Family Living Trust  25,333           *             0%

Charles Lance McDowell         6,000           *             0%

Judd C. Tyson                  5,000           *             0%

Curt G. Orth and               9,000           *             0%
Lori Orth(5)

H. Peter Watson                3,000           *             0%

Jed C. Steinke                 1,600           *             0%

Herta Harrison                10,000           *             0%
and Kenneth Harrison(5)

Erik Carlson                   6,500           *             0%

First Southern Baptist Church  5,000           *             0%

Russell Laney                  2,000           *             0%

Wayne Koester                  2,000           *             0%

Burns National Bank FBO
Kenneth A. Senn(14)           10,000           *             0%

Randall Scholl                52,000           *             0%

Dewey Williams                22,000           *             0%

Dewey L. Williams Money
Purchase Plan and Trust       10,000           *             0%

Dewey L. Williams Profit
Sharing Plan and Trust        20,000           *             0%

Gregory S. and Sherry L.
Hollister(5)                   2,000           *             0%

Gregory S. Hollister FBO
Stephanie L. Hollister(15)     5,400           *             0%

Gregory S. Hollister FBO
Jillian S. Hollister(15)       3,600           *             0%

Ray Holt                      10,000           *             0%

Arbor Capital
Investments, Inc.             21,000           *             0%

Generations Entertainment
Pro Audio, Inc.                2,000           *             0%

Thomas Downing                 4,000           *             0%

Hugill Enterprises             3,334           *             0%

Anthony D. Cerrone             1,667           *             0%

Frederick Varnell                667           *             0%

Ken Scholl                     2,000           *             0%

Casper Scholl                    200           *             0%

Gene Odneal                    1,333           *             0%

Michael D. Herman             16,667           *             0%

Raymond P. Morris              7,000           *             0%

Janet L. Morris                2,000           *             0%

Zachary P. Morris                500           *             0%

Chad A. and Maura L.
Mitchell(5)                      500           *             0%

Brian Able                       500           *             0%

John N. Shaw                     500           *             0%

Ronald A. Nickerson              400           *             0%

Jeffrey C. Richardson            400           *             0%

Jamie R. and Sheri L.
Smith(5)                         300           *             0%

Daniel S. Hugill               2,000           *             0%

Douglas L. Hugill                667           *             0%

Caylene Coston                 7,000           *             0%

Mick Burnett                  10,000           *             0%

Barbara Burnett               10,000           *             0%

Tom Hahn                       7,000           *             0%

Leroy Landhuis                35,000           *             0%

Rod Smith(8)                  50,000        1.35%            0%

Bill Romanowski(8)            50,000        1.35%            0%

Ed McCaffrey(8)               50,000        1.35%            0%

Rick Gossage(9)               50,000        1.35%            0%

Robert Stephenson(10)         80,000        2.17%            0%

Jay Feinberg(11)              10,000           *             0%

David J. Babiarz(12)          10,000           *             0%


     *    Less than one percent ownership of voting securities.

     1    Indicates officer or director of the Company.

     2    Includes options to purchase 200,000 Common Shares at the price of
$1.50 per share exercisable until April, 2009.

     3    Includes options to purchase 25,000 Common Shares at the price of
$1.50 per share exercisable until April, 2009.

     4    Includes 5,625 shares held by MCM Capital Management, Inc. of which
Messrs. McElhaney and Conrad are officers, directors and principal shareholders.

     5    Held as joint tenants with right of survivorship.

     6    Includes 15,000 Common Shares issued as compensation pursuant to a service agreement with the Company, dated March 1, 1999.

     7    Excludes options to purchase 180,000 Common Shares at the price of
$1.50 per share which are subject to vesting pursuant to a service agreement with the Company, dated March 1, 1999.

     8    Includes 50,000 Common Shares issued as compensation pursuant to a
Personal Services Endorsement Contract with the Company, dated January 2, 1999.

     9    Includes 50,000 Common Shares issued as compensation pursuant to a
Personal Services Endorsement Contract with the Company, dated March 2, 1999.

     10   Includes 80,000 Common Shares issued as compensation pursuant to a
Personal Employment Contract with the Company, dated March 2, 1999.

     11   Includes 10,000 Common Shares issued as compensation pursuant to a service agreement with the Company, dated February 8, 1999.

     12   Includes 10,000 Common Shares issued as compensation for legal services performed.

     13   Assumes all Common Shares offered by Selling Shareholders are sold.

     14   Held as a SEP IRA.

     15   Held as a Uniform Trust for Minors.


-----------------------

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Recent Private Financing The Company commenced its capitalization on June 30, 1997 by issuing 700,00 shares of its Common Stock each to Messrs. Burnett, Joseph DeBerry, Fisher DeBerry and Stephen K. Anderson, a former officer and director, for aggregate consideration of $20,000, or approximately $.007 per share. Messrs. McElhaney and Conrad, the sole members of the Board of Directors not involved in that transaction, approved the sale on behalf of the Company.

     Subsequently, on July 10, 1997, Messrs. McElhaney and Conrad acquired 250,000 shares of Common Stock each for aggregate consideration of $10,000, or $.02 per share. That transaction was approved by a majority of the disinterested directors at that time.

     In December, 1997, Messrs. Fisher DeBerry and Conrad each acquired an additional 100,000 shares of Common stock for aggregate consideration of $40,000, or $0.20 per share. This transaction was also approved by a majority of the disinterested directors.

     Finally, on August 1, 1998, Mr. Anderson resigned his position as officer, director and employee of the Company, and returned 600,000 shares to the Company treasury. Of the remaining shares, 95,000 were transferred to Mr. Conrad, and 5,000 shares were retained by Mr. Anderson. It was anticipated that Mr. Anderson would act as head of marketing for the Company, but he never acted as a founder, organizer or otherwise. Mr. Anderson decided to resign his position to pursue other business opportunities, and his employment agreement with the Company was terminated. Mr. Anderson received no compensation and all stock issued to him, with the exception of 5,000 common shares, were returned to the Company.

     Miscellaneous       The Company executed an Administrative Services
Agreement with MCM Capital Management, Inc. of Colorado Springs to assist with the Company's administrative needs. The Agreement provides the Company with storage and warehouse space as well as bookkeeping, secretarial and other services on an as-needed basis for a period of one year at a rate of $2,500 per month beginning January 1, 1998, and effective through December 31, 1999. During the years ended December 31, 1997 and 1998, $32,500 was paid to MCM under this agreement. Messrs. McElhaney and Conrad, directors of the Company, are also officers, directors and principal shareholders of MCM Capital Management, Inc. The Company's offices are located in 2,500 sq. ft of office space that is subleased from MCM for the monthly rental of $2000. The Company signed a one year lease on February 1, 1999 for this space. The Company anticipates that this office space will be adequate for the term of the lease.

     The Company has an option to acquire property in Colorado Springs from an affiliate of the Company for a purchase price of $132,500, in order to construct an indoor sports facility. This real estate was acquired by J. Fisher DeBerry, Executive Vice President and a director of the Company, in anticipation of constructing this sports facility. In the event the Company acquires the property, it will be acquired by the Company for the same price paid by Mr. DeBerry, along with accrued interest to date. A portion of the purchase price would be paid with debt financing anticipated to be acquired by the Company.

     In July, 1998, Messrs. Joseph DeBerry and Burnett each acquired an additional 4,618 shares of Common Stock of the Company in consideration for services rendered to the Company in the months of May and June, 1998. Said consideration was in lieu of salary payable under the Employment Agreements that Messrs. Joseph DeBerry and Burnett have entered into with the Company. That transaction was approved by a majority of the disinterested directors at that time.

     In July, 1998, MCM Capital Management, Inc. acquired 5,625 shares of Common Stock of the Company for consideration of service and satisfaction of accounts payable under the Administrative Services Agreement. The Board of Directors is of the opinion that each of these transactions were no less favorable than could be obtained from an unaffiliated third party.

                     DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 25,000,000 shares of Common Stock, $.001 par value and 5,000,000 shares of Preferred Stock, $.01 par value. The following description of the Company's securities is qualified in its entirety by reference to the Company's Articles of Incorporation and Articles of Amendment to the Articles of Incorporation, copies of which are available upon request to the Company.

     Common Stock        Each share of Common Stock is entitled to one vote at
all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. The Articles of Incorporation of the Company prohibit cumulative voting in the election of directors. In the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of the Company's Preferred Stock.

     All of the Company's issued and outstanding Common Stock is fully paid and non-assessable and is not subject to any future call.

     Preferred Stock          The Articles of Incorporation and Articles of
Amendment to the Articles of Incorporation vest the Board of Directors of the Company with authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect to, among other things,
(i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether Preferred Stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (vi) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion; and
(vii) voting rights, if any.

     Series A Preferred Stock        As of the date of filing this Registration
Statement, a total of 150,000 shares were designated Series A Preferred Stock, of which 50,000 are issued and outstanding. All of those shares have an issue price and preference on liquidation equal to $1.00 per share. The Series A Preferred Shares accrue dividends at the rate of 10% per annum during the first two years following issuance, which dividend is payable in cash and is cumulative. During the third through fifth year in which the Series A

Preferred Shares are outstanding, the holders are entitled to 3.75% of the net profits of the Company, also payable in cash. The Company may redeem this preferred stock at any time following notice to the holder for an amount equal to the issue price, plus any accrued but unpaid dividends.

     The Series A Preferred Shares are convertible into Common Stock of the Company at the option of the holder on a one for one basis at any time up to the fifth anniversary of the issuance. On the fifth anniversary, the Series A Preferred Shares automatically convert into Common Stock of the Company. The conversion rate is subject to adjustment in certain events, including stock splits and dividends.

     Holders of the Preferred Stock are entitled to one vote for each share held of record. Holders of the Preferred Stock vote with holders of the Common Stock as one class. Finally, all of the Company's issued and outstanding Series A Preferred Shares are fully paid, nonassessable and not subject to any future call.

     Warrants       In connection with an offering completed in June, 1998, the
Company issued 105,700 Warrants. Each Warrant may be exercised by the holder thereof to purchase one share of Common Stock of the Company at an exercise price of $2.00 per share, amended to $1.50 per share, until April 13, 2000 ("Exercise Period") unless sooner redeemed. Thereafter, the Warrants will expire, become void and of no further force or effect, unless extended in the sole discretion of the Company. The Company also reserves the right to modify the exercise price.

     Any decision to extend the Exercise Period of the Warrants or change the exercise price will rest in the discretion of the Company. In the event a decision is made to extend the Exercise Period or change the exercise price, such notice shall be delivered to holders by written notice not less than thirty days prior to expiration of the Exercise Period. Upon expiration of the Exercise Period, it is anticipated that any market which might have existed for the Units and the Warrants will terminate.

     The Warrants contain the usual anti-dilution provisions so as to avoid dilution of the equity interest which is represented by the underlying Common Stock upon the occurrence of certain events, such as stock dividends or splits. In the event of liquidation, dissolution, or winding up of the Company, holders of the Warrants will not be entitled to participate in the assets of the Company. Holders of Warrants will have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the Warrants.

     The Warrants are redeemable at the election of the Company at any time following detachment upon thirty days notice to the holders at a redemption price of $.001 per Warrant. Notice of the Company's decision to redeem the Warrants shall be given to the holders by regular mail at the last known address maintained by the Company's Warrant Agent. The failure of the holder of such Warrants to purchase the Common Stock within the thirty day period will result in such holders' forfeiture of the right to purchase the Common Stock underlying the Warrants.

     Transfer Agent     The Company's transfer agent for the Common Stock and
Warrant Agent for the Warrants is Securities Transfer Corporation. Its address and telephone number are 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248;
(972) 447-9890.

     Dividends      No dividend has been declared or paid by the Company on its shares of Common Stock since inception and no dividends on shares of Common Stock are contemplated in the foreseeable future. Any earnings of the Company will be reinvested in the Company's business.

                        PLAN OF DISTRIBUTION

     Selling Shareholders have advised the Company that sales of the Common Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Shares, through a combination of such methods, at fixed prices which may be charged, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling Common Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Shares for whom any such broker-dealers may act as agents or to whom they sell as principals, or both. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Shares may be deemed "underwriters" within the meaning of Section 2(11) of the 1933 Act and any commission received by them and any profit on the resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under that Act.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Shares against certain liabilities, including liabilities arising under the 1933 Act.

                           LEGAL MATTERS

     The legality of the securities of the Company offered hereby will be passed on for the Company by Overton, Babiarz & Sykes, P.C., 7720 East Belleview Avenue, Suite 200, Englewood, Colorado 80111, legal counsel for the Company. David J. Babiarz, Esq. as principal of Overton, Babiarz & Sykes, P.C. was issued ten thousand (10,000) Common Shares of the Company as compensation for legal services rendered to the Company.

                              EXPERTS

      The financial statements of the Company included herein and in the Registration Statement have been examined by Kish, Leake & Associates, P.C., independent certified public accountants, and are included herein and in the Registration Statement in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                     FULL TILT SPORTS, INC.
                      FINANCIAL STATEMENTS

               With Independent Auditors' Report

                     FULL TILT SPORTS, INC.
                 (A Development Stage Company)

                      FINANCIAL STATEMENTS

               With Independent Auditors' Report

              For The Year Ended December 31, 1998
  And The Period June 30, 1997 (Inception) Through December 31, 1998

                     FULL TILT SPORTS, INC.
                 (A Development Stage Company)

                      TABLE OF CONTENTS
                                                        Page
Independent Auditors' Report                             F-1

Balance Sheet                                            F-2

Income Statement                                         F-3

Statement of Stockholders' Equity                        F-4

Statement of Cash Flows                                  F-5

Notes to Financial Statements                        F-6 to F-11

                     Kish, Leake & Associates, P.C.
                      Certified Public Accountants



J.D. Kish, C.P.A., M.B.A.                    7901 E. Belleview Ave., Suite 220
James D. Leake, C.P.A., M.T.                         Englewood, Colorado 80111
  ------------------------                            Telephone (303) 779-5006
  Arleen R. Brogan, C.P.A.                            Facsimile (303) 779-5724








                    Independent Auditors' Report
                    ----------------------------


We have audited the accompanying balance sheet of Full Tilt Sports, Inc.(a development stage company), as of December 31, 1998, and the related statements of income, shareholders' equity and cash flows for the period June 30, 1997 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Full Tilt Sports, Inc. at December 31, 1998 and the results of its operations and its cash flows for the period June 30, 1997 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.



Kish, Leake & Associates, P.C.
Certified Public Accountants
Englewood, Colorado
March 1, 1999

Full Tilt Sports, Inc.
(A Development Stage Company)
Balance Sheet
------------------------------------------------------------------------

                                                                December
                                                                31, 1998
ASSETS                                                          --------

Current Assets
   Cash                                                         $101,716
   Accounts Receivable (Less an Allowance of $-0-)                10,303
   Inventory - Merchandise                                         8,573
   Prepaid Supplies                                                1,464
   Deposits                                                           50
   Organizational Costs (Less amortization of $228)                  533
                                                                     ---

Total Current Assets                                             122,639
                                                                 -------

Property, Plant, and Equipment
   Furniture and Equipment                                         6,845
                                                                   -----

Total Property, Plant, and Equipment                               6,845
   Less Accumulated Depreciation                                  (2,311)
                                                                   -----
Net Property, Plant, and Equipment                                 4,534
                                                                   -----

TOTAL ASSETS                                                     127,173
                                                                 =======

LIABILITIES

Current Liabilities
   Accounts Payable                                               18,600
   Accrued Salaries                                                2,500
   Preferred Dividends Payable                                     3,589
  Other Accrued Expenses                                           2,218
                                                                   -----

Total Current Liabilities                                         26,907
                                                                  ======

STOCKHOLDERS' EQUITY

   Preferred Stock (Authorized 5,000,000 Shares
      Par Value $.01; 50,000 Shares Issued And Outstanding)          500

   Common Stock (Authorized 25,000,000 Shares
      Par Value $.001; 3,136,261 Shares Issued and Outstanding)    3,136

   Additional Paid In Capital                                    335,697
   Retained Deficit Accumulated During the Development Stage    (239,067)
                                                                 -------

Total Stockholders' Equity                                       100,266
                                                                 -------

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY                       $127,173
                                                                 =======


The Accompanying Notes Are An Integral Part Of These Financial Statements.

Full Tilt Sports, Inc.
(A Development Stage Company)
Income Statements
------------------------------------------------------------------------------

                                                   June 30, 1997 June 30, 1997
                                            Year     (Inception)  (Inception)
                                            Ended      Through      Through
                                           December   December     December
                                           31, 1998    31, 1997    31, 1998
                                           --------    --------    --------

REVENUE                                     $19,006           $0       $19,006
                                            -------           --       -------

COST OF GOODS SOLD                           15,622            0        15,622
                                             ------            -        ------

GROSS PROFIT                                  3,384            0         3,384
                                              -----            -         -----

GENERAL AND ADMINISTRATIVE EXPENSES
   Administrative Services                   30,000        2,500        32,500
   Advertising                               25,922          350        26,272
   Amortization                                 152           76           228
   Depreciation                               1,512          799         2,311
   Design Expense                             2,540            0         2,540
   Entertainment                              1,211            0         1,211
   Offering Expense                               0       14,877        14,877
   Office and Miscellaneous Expenses          4,773        2,062         6,835
   Payroll Tax                                5,082        1,766         6,848
   Professional Fees                         24,442        8,476        32,918
   Promotion                                 20,636            0        20,636
   Salary                                    60,000       20,000        80,000
   Samples Expense                            1,548            0         1,548
   Sponsorships                               5,287            0         5,287
   Telephone                                  4,834        1,275         6,109
   Travel                                     1,433          366         1,799
                                              -----          ---         -----

Total General and Administrative Expense    189,372       52,547       241,919


INCOME (LOSS) FROM OPERATIONS              (185,988)     (52,547)     (238,535)
                                           ---------     --------     ---------

OTHER INCOME (EXPENSE)
   Interest Income                            3,285            0         3,285
   Interest (Expense)                          (163)         (65)         (228)
                                               -----         ----         -----

Total Other Income (Expense)                  3,122          (65)        3,057
                                              -----          ----        -----

INCOME (LOSS) BEFORE TAXES                 (182,866)     (52,612)     (235,478)
                                           ---------     --------     ---------

   Provision for Income Taxes                     0            0             0
                                                  -            -             -

NET (LOSS)                                ($182,866)    ($52,612)    ($235,478)
                                          ----------    ---------    ----------

Preferred Stock Dividends Applicable
to the Period                                (3,589)           0
                                             -------           -

Net (Loss) Applicable to Common
Stockholders                               (186,455)           0
                                           ---------           -


Basic (Loss) Per Common Share                ($0.05)      ($0.02)

Weighted Average Shares Outstanding       3,972,830    3,333,333
                                          =========    =========


The Accompanying Notes Are An Integral Part Of These Financial Statements.


Full Tilt Sports, Inc.
(A Development Stage Company)
Statement of Shareholders' Equity
---------------------------------------------------------------------------------------------------------------------------------
                                                                                Preferred Stock Common Stock
                                     Number of   Number of                        Capital Paid  Capital Paid
                                       Common    Preferred   Preferred   Common   In Excess Of  In Excess Of  Accumulated
                                       Shares      Shares      Stock     Stock     Par Value       Par Value   (Deficit)    Total
                                       ------      ------      -----     -----     ---------       ---------   ---------    -----
Balance at June 30, 1997                     0           0          $0       $0              $0          $0          $0        $0

July 5, 1997 For Cash
@ $.0071 Per Share                   2,800,000           0                2,800                      17,200                20,000
July 7, 1997 For Cash
@ $.02 Per Share                       500,000           0                  500                       9,500                10,000

December 1997 For Cash
@ $.20 Per Share                       200,000                              200                      39,800                40,000

Net (Loss) December 31, 1997                                                                                    (52,612)  (52,612)
                                     ---------   ---------   --------- --------       ---------   ---------     --------  --------

Balance At December 31, 1997         3,500,000           0           0    3,500               0      66,500     (52,612)   17,388

April 14, 1998 For Cash
@ $1 Per Share                                      50,000         500        0          49,500                            50,000

Private Stock Offering:
June 30, 1998 For Cash
@ $1 Per Share                         211,400                              211                     211,189               211,400
(Less Deferred Offering Costs)                                                                      (11,927)              (11,927)

June 30, 1998 Services Valued
@ $1 Per Share                          14,861                               15                      14,845                14,860

August 1, 1998 Cancelled Shares
@.001 Par Value                       (600,000)                            (600)                        600                     0

November 3, 1998  Services
Valued @ $.50 Per Share                 10,000                               10                       4,990                 5,000

Preferred Dividends Declared                                                                                     (3,589)   (3,589)

Net (Loss) December 31, 1998                                                                                   (182,866) (182,866)

Balance at December 31, 1998         3,136,261      50,000        $500   $3,136         $49,500    $286,197   ($239,067) $100,266
                                     =========      ======        ====   ======         =======    ========   ========== ========


               The Accompanying Notes Are An Integral Part Of These Financial Statements.


Full Tilt Sports, Inc.
(A Development Stage Company)
Statements of Cash Flows
------------------------------------------------------------------------------

                                                   June 30, 1997 June 30, 1997
                                              Year   (Inception)  (Inception)
                                              Ended    Through      Through
                                            Decembe    December     December
                                            31, 1998   31, 1997     31, 1998
                                            --------   --------     --------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss)                       ($182,866)  ($52,612)   ($235,478)
Adjustments to Reconcile Net Loss to Net
Cash Provided By Operating Activities

Items Not Affecting Cash Flows:
   Depreciation Expense                        1,512        799        2,311
   Amortization Expense                          153         76          229

   (Increase) In Accounts Receivable         (10,303)          0     (10,303)
   (Increase) In Inventory                   (10,037)          0     (10,037)
   (Increase) Decrease In Stock
   Subscriptions Receivable                    10,000     (10,000)          0
   Decrease In Other Assets                        0        (812)       (812)
   Increase In Accounts Payable                2,557      16,043      18,600
   Increase (Decrease) In Accrued Salaries         0       2,500       2,500
   Increase (Decrease) In Other Accrued
   Expenses                                     (475)      2,693       2,218

Net Cash Used By Operating Activities       (189,459)    (41,313)   (230,772)
                                            ---------    --------   ---------


CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of Equipment                      (4,449)     (2,396)     (6,845)
                                              -------     -------     -------

Net Cash Used By Investing Activities         (4,449)     (2,396)     (6,845)
                                              -------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of Common Stock                  219,333      70,000     289,333
   Issuance of Preferred Stock                50,000           0      50,000
                                              ------           -      ------

Net Cash Provided By Financing Activities    269,333      70,000     339,333
                                             -------      ------     -------

Net Increase In Cash                          75,425      26,291     101,716

Cash At Beginning Of Year                     26,291           0           0

Cash At End Of Year                         $101,716     $26,291    $101,716
                                            ========     =======    ========

Non-Cash Activities:

Common Stock Issued For Services             $19,860          $0     $19,860
                                             =======          ==     =======


 The Accompanying Notes Are An Integral Part Of These Financial Statements.

Full Tilt Sports, Inc.
(A Development Stage Company)
Notes to Financial Statements
For The Period June 30, 1997 (Inception) Through December 31, 1998
------------------------------------------------------------------

Note 1 - Organization and Summary of Significant Accounting Policies
--------------------------------------------------------------------

Organization

On June 30, 1997 Full Tilt Sports, Inc. (the Company) was incorporated under the laws of Colorado. The Company's primary purposes are to develop and market the Full Tilt line of clothing apparel and secondly to organize and develop one or more indoor multi-sport facilities in the United States.

Developmental Stage

The Company is currently in the developmental stage and has no significant revenues from operations to date.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation

Property and equipment is depreciated using the straight line method over the estimated economic lives ranging from 3 to 7 years.

Statement of Cash Flows

For purposes of the statement of cash flows, the Company considered demand deposits and highly liquid-debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash paid for interest during the year ended December 31, 1998 and 1997 was $163 and $65, respectively. Cash paid for income taxes for the year ended December 31, 1998 and 1997 was $ -0-. There were no noncash investing and financing transactions.

Full Tilt Sports, Inc.
(A Development Stage Company)
Notes to Financial Statements
For The Period June 30, 1997 (Inception) Through December 31, 1998
-------------------------------------------------------------------

Note 1 - Organization and Summary of Significant Accounting Policies (Cont'd)
-----------------------------------------------------------------------------

Basic Earnings (Loss) Per Common Share

The net income (loss) per common share is computed by dividing the net income (loss) for the year by the weighted average number of common shares outstanding at December 31, 1998 and 1997. The effect of the outstanding common stock warrants would be antidilutive, therefore, they are not included in the basic earnings per share calculation.

Advertising

Advertising is expensed when incurred.

Inventory

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.


Note 2 - Equity
---------------

The Company initially authorized 30,000,000 shares of stock, of which 5,000,000 shares are $.01 par value preferred stock and 25,000,000 shares are $.001 par value common stock. On July 5, 1997 the Company issued 2,800,000 shares of common stock for $.0071 or $20,000. On July 7, 1997 the Company issued 500,000 shares of common stock for $.02 per share or $10,000. On December 31, 1997 the Company issued 200,000 shares of common stock for $.20 per share or $40,000.

In September 1997 the Company offered to sell up to 500,000 shares of common stock for $1.00 per share, based on a best efforts basis to Colorado residents only. The minimum was 300,000 shares and the maximum 500,000 shares for a total offering of $500,000. The shares of common stock were proposed to be issued pursuant to an exemption from registration under Section 3(b) and Regulation D, Rule 504, of the Securities Act of 1933, as amended, and from an exemption to registration provided by Section 11-51-308(l)(p) of the Colorado Securities Act.

Full Tilt Sports, Inc.
(A Development Stage Company)
Notes to Financial Statements
For The Period June 30, 1997 (Inception) Through December 31, 1998
-------------------------------------------------------------------


Note 2 - Equity (continued)
---------------------------

In November 1997 the Company decided to terminate this offering.
The offering costs were deducted as part of operations in 1997.

In April 1998 the Company offered to sell up to 50,000 units (the
"Units") at $10.00 per Unit, based on a best efforts basis. Each Unit was comprised of 10 shares of $.001 par value common stock and 5 common stock purchase warrants. The warrants can be exercised at anytime to purchase 1 share of common stock for $1.50 until April 13, 2000. The minimum was 15,000 Units and the maximum 50,000 Units for a total offering of $500,000. The shares of common stock contained in the Units were to be issued pursuant to an exemption from registration under Section 3(b) and Regulation D, Rule 504, of the Securities Act of 1933, as amended, and to an exemption to registration provided by Section 11-51-308(l)(p) of the Colorado Securities Act.

In June 1998 the Company completed the offering and sold 21,140 units including 211,400 shares of common stock and 105,700 warrants for $211,400. After deferred offering costs of $11,927, the Company netted $199,473 from the offering.

In June 1998 the Company issued 14,861 shares of common stock valued at $1 per share for services rendered to the Company.

In August 1998 a shareholder of the Company donated 600,000 shares of common stock back to the Company at which time the shares were canceled.

In November 1998 the Company issued 10,000 shares of common stock valued at $.50 per share for services rendered to the Company.

Full Tilt Sports, Inc.
(A Development Stage Company)
Notes to Financial Statements
For The Period June 30, 1997 (Inception) Through December 31, 1998
-------------------------------------------------------------------


Note 2 - Equity (continued)
---------------------------

In April 1998 the Articles of Incorporation were amended to authorize the issuance of 150,000 shares of Series A Voting Convertible Preferred Stock to be issued at the discretion of the Board of Directors for $1 per share. The Series A Convertible Preferred Stock has senior preferential fixed dividends at the rate of 10% per annum ($.10 per year) pro rated to the date of issuance, for a period of 24 months after issuance, payable annually on or before December 31 of each such calendar year before any dividend shall be declared or paid upon or set apart for the Common Stock. Beginning on the first day of the 25th month and continuing until the expiration of 60 months from the date of issuance, unless sooner converted, the dividend shall be calculated as 3.75% of the "net profits" of the Corporation and payable annually on or before 90 days from the closing of the
Corporation's fiscal year.   The Series A Convertible Preferred Stock
automatically converts to common stock in 5 years from the date of issuance. The conversion rate will be subject to adjustments in certain events, including stock splits and dividends.

The Board of Directors is authorized to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of those shares.

On April 14, 1998, the Company sold 50,000 shares of series A preferred stock for $50,000 or $1.00 per share.

At December 31, 1998 Preferred Dividends of $3,589 were declared.


Note 3 - Stock Option Plan
--------------------------

The Company has adopted a Non-Qualified Stock Option and Stock Grant Plan for the benefit of key personnel and others providing significant services to the Company. An aggregate of 1,000,000 shares of common stock has been reserved for issuance under this plan. There are no options outstanding under this plan as of December 31, 1998 and 1997.

Full Tilt Sports
(A Development Stage Company)
Notes To Financial Statements
For The Period June 30, 1997 (Inception) Through December 31, 1998
------------------------------------------------------------------


Note 4 - Income Taxes
---------------------

The Company follows Financial Accounting Standards Board Statement No. 109, "Accounting For Income Taxes" (SFAS #109), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The components of the deferred income tax assets and liabilities arising under FASB Statement No. 109 were as follows:

        Deferred tax asset              $47,032
        Valuation allowance              47,032
                                         ------
                                        $  -0-
                                         ======

The net change in the valuation allowance for the year ended December 31, 1998 was $35,510.

The types of temporary differences between the tax basis of assets and their financial reporting amounts that give rise to a significant portion of the deferred tax asset are as follows:

                                  Temporary           Tax
                                  Difference          Effect
                                  ----------          ------
Net operating loss carry forward:  $235,158          $47,032
                                   ========          =======

The net operating loss carry forward will expire in the years 2012 and 2013.



Note 5 - Related Party Events
-----------------------------

The Company has executed an Administrative Service Agreement with a company owned by directors of the Company for $2,500 per month for a twelve year period beginning January 1, 1998.

The Company has an option to acquire property purchased by an officer/director.

The Company entered into employment agreements for $30,000 per year with two of its officers. The initial term of this agreement commenced September 1, 1998 and will terminate on August 31, 1999, and shall continue thereafter on a year to year basis unless terminated by the Company.

Full Tilt Sports
(A Development Stage Company)
Notes To Financial Statements
For The Period June 30, 1997 (Inception) Through December 31, 1998
------------------------------------------------------------------


Note 6 - Subsequent Events
--------------------------

In January 1999 the Company commenced another private placement for 500,000 shares of common stock for $1.50 per share for a maximum of $750,000. There has been $360,000 received as a result of this placement.

In January 1999 the Company signed endorsement contracts with professional athletes in exchange for common stock.

Additionally, the Company issued common stock shares in exchange for employee services and consulting.

               Information Not Required in Prospectus

Item 24.  Indemnification of Officers and Directors

     Article X of the Company's Articles of Incorporation contain provisions providing for the Indemnification if directors and officers of the Company as follows:

     The Board of Directors of the Corporation shall have the power to:

     Section 1. Indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by the Colorado Business Corporation Act as presently existing or as hereafter amended.

     Section 2. Authorize payment of expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article X.

     Section 3. Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X.

     The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, and Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "1933 Act") and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

 Item 25.   Other Expenses of Issuance and Distribution

     All expenses of the offering, presently estimated not to exceed $20,000 in the aggregate, are as follows:

               S.E.C. Registration Fee           $884
               NASD Filing Fee                    -0-
               Blue Sky Filing Fees
                 and Expenses                   1,000*
               Accounting Fees and Expenses     5,000*
               Legal Fees and Expenses         10,000
               Transfer Agent Fees
                 and Expenses                     -0-
               Printing Fees and Expenses         500
               Miscellaneous Expenses             616*

               TOTAL                          $18,000
________________
*    Indicates estimates for purposes of this filing.

Item 26.  Recent Sales of Unregistered Securities

     the Company has made the following sales of securities which were not registered under the Securities Act of 1933, as amended:

     (a) In May and June, 1998 the Company sold a total of 211,400 shares of Common Stock and 105,700 Warrants of the Company, in an offering pursuant to the exemptions from registration provided under Section 3(b) of the Securities Act of 1933, as amended (hereinafter referred to as the "Act"), and Rule 504 of Regulation D promulgated thereunder. Additionally, the Company sold a total 50,000 shares of Preferred Stock of the Company to two shareholders who are residents of the State of Colorado pursuant to an offering conducted by the executive officers and directors of the Company during April, 1998. The Company claimed the exemptions from registration in connection with the offering provided under Section 4(2) of the Act. The shareholders were personal or business acquaintances of the founding shareholder, officers and directors, and were not affiliated with the Company as an officer, director, employee or otherwise.

     In connection with the non-public offerings of the Company's securities referenced above, the Company relied on Regulation D, Rule 504 of the 1933 Act for an exemption from the registration requirements for such securities. The shares sold in that offering were issued pursuant to a private placement memorandum. Each investor in this offering was required to meet or exceed certain conditions contained within the Private Placement Memoranda which were included to ensure that the investor was qualified to purchase such securities. Each investor was able to fend for himself in the transaction. Furthermore, each investor was furnished with information concerning the proposed operation of the Company and each had the opportunity to verify the information supplied. The securities issued to said investors did not contain a legend restricting the transfer of said shares.

     (b) In February and March, 1999 the Company conducted an offering through a private placement pursuant to Regulation D, Rule 505 of the 1933 Act. The Company sold 239,518 shares of Common Stock in the offering, with an offering price of $1.50 per share, offered to qualified individuals and entities on a best efforts basis. Stock was purchased by individuals who were personal or business acquaintances of the officers and directors, although these individuals were not affiliated with the Company as an officer, director, employee or otherwise. The shareholders were personal or business acquaintances of the founding shareholder, officers and directors, and were not affiliated with the Company as an officer, director, employee or otherwise.

     (c)  In April, 1999 the Company issued shares of Common Stock for services
rendered by certain individuals.   The Company issued 50,000 shares of Common
Stock to Bill Romanowski, Rod Smith and Ed McCaffrey for endorsement services for the Company's pursuant to Personal Services Contracts, dated January 2,
1999.   Robert Stephenson was issued 80,000 shares of Common Stock for services as vice president of sales and marketing to enhance sales and marketing of the

Company's products pursuant to an agreement, dated January 4, 1999. The Company issued 50,000 shares of Common Stock to Rick Gossage for endorsement services for the Company's pursuant to Personal Services Contracts, dated March
2, 1999.   Mitch Burroughs was issued 15,000 shares of Common Stock for services to assist the Company in design, manufacturing, distribution, sales and marketing of the Company's products pursuant to an agreement, dated March 1, 1999. Jay Feinberg was issued 10,000 Common Shares for services to assist the Company in production, sales and marketing pursuant to an agreement, dated
February 8, 1999.   The Company issued 10,000 shares of Common Stock to David
Babiarz for legal services rendered in 1998 and 1999.

Item 27.  Exhibits

     (a)  Exhibits.

          Except as otherwise indicated, each of the following documents were included as exhibits to the Company's Registration Statement on Form 10-SB filed under the Securities Act of 1934, File No. 0-24829 and are incorporated herein by this reference.

     Exhibit No.
     -----------

     1         Not applicable

     2         Not applicable

     3.1 Articles of Incorporation of the Company as filed June 30, 1997 with the Secretary of State of the State of Colorado

     3.2 Articles of Amendment of the Articles of Incorporation of the Company as filed April, 15, 1998 with the Secretary of State of the State of Colorado

     3.3       Bylaws of the Company

     4.1 Form of Certificate for Common Shares, $.0001 par value per share

     4.2       Form of Warrant Certificate

     5 Opinion of Overton, Babiarz & Sykes, P.C., regarding the legality of the securities registered under this Registration Statement**

     8         Not applicable

     9         Not applicable

     10.1      Employment Agreement, by and between the Company and Roger
               K. Burnett, dated August 5, 1997

     10.2      Employment Agreement, by and between the Company and Joseph
               F. DeBerry, dated August 5, 1997

     10.3      Non-Qualified Stock Option and Stock Grant Plan, dated July
               1, 1998

     10.4      Stock Option Agreement

     10.6      Administrative Services Agreement, dated January 1, 1998

     11        Not applicable

     13        Not applicable

     15        Not applicable

     16        Not applicable

     21        Not applicable

     23.1 Consent of Kish, Leake & Associates, P.C., independent certified accountants for the Company**

     23.2 Consent of Overton, Babiarz & Sykes, P.C. , counsel for the Company, to the use of their opinion is contained in such opinion as Exhibit 5 to this Registration Statement.

     24        Not applicable

     25        Not applicable

     26        Not applicable

     27        Financial Data Schedule**

     99        Not applicable.

          * Filed as an Exhibit to Form 10-KSB, dated December 31, 1998 ** Filed herein

Item 28.  Undertakings

     The Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned thereunto duly authorized in Colorado Springs, Colorado on the 5th. day of May, 1999.

                              FULL TILT SPORTS, INC.


                              By:   /s/ Roger K. Burnett
                                 ---------------------------
                              Roger K. Burnett, President, Chief Executive
                              Officer, Chief Financial Officer and Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signatures                           Title                         Date
----------                           -----                         ----

/s/ Roger K. Burnett       President, Chief Executive Officer,     May 5, 1999
------------------------   Chief Financial Officer and Chairman    -----------
Roger K. Burnett           of the Board of Directors

/s/ J. Fisher DeBerry      Executive Vice President and Director   May 5, 1999
------------------------                                           -----------
J. Fisher DeBerry

/s/ Joseph F. DeBerry      Vice President, Secretary, Treasurer    May 5, 1999
------------------------   and Director                            -----------
Joseph F. DeBerry

/s/ Bill M. Conrad         Director                                May 5, 1999
------------------------                                           -----------
Bill M. Conrad

/s/ Raymond E. McElhaney   Director                                May 5, 1999
------------------------                                           -----------
Raymond E. McElhaney